Company Contact: Kelly J. Gill Chief Executive Officer 615-771-7575	Investor Relations: James R. McKnight, Jr. Chief Financial Officer 615-771-7575
Diversicare Announces 2018 First Quarter Results

BRENTWOOD, TN, (May 3, 2018) – Diversicare Healthcare Services, Inc. (NASDAQ: DVCR), a premier provider of long-term care services, today announced its results for the first quarter ended March 31, 2018.
On April 26, 2018, the Board of Directors declared a quarterly dividend of $0.055 per common share payable to shareholders of record as of June 30, 2018, to be paid on July 16, 2018.
First Quarter 2018 Highlights

•
Under the new Accounting Standard Codification ("ASC") 606, net revenue was $141.3 million in the first quarter of 2018. In accordance with ASC 606, revenue for the first quarter of 2017 was not restated. The first quarter of 2018 under legacy GAAP was $144.5 million, compared to $141.5 million in the first quarter of 2017, an increase of $3.0 million or 2.1%.

•
Net loss from continuing operations was $(0.1) million, or $(0.01) per share, in the first quarter of 2018, compared to net income from continuing operations of $1.3 million, or $0.22 per share, in the first quarter of 2017.

•
The first quarter of 2017 included a non-recurring favorable outcome of $2.2 million related to an appeal of provider taxes. Absent that adjustment, EBITDA improved by $0.5 million and facility-level operating income improved by $0.4 million to $29.0 million, or 20.5% of revenue.

See below for a reconciliation of all GAAP and non-GAAP financial results.
CEO Remarks
Commenting on the results, Kelly Gill, Diversicare’s CEO, stated, “I am pleased with our first quarter 2018 results. Our skilled mix experienced positive tailwinds, increasing considerably to 16.1% from 14.7% in the fourth quarter of 2017. The center we acquired in the latter half of 2017 in Selma, Alabama has been fully integrated onto our platform and I am proud to report that it contributed $2.3 million of revenue during the quarter.

Mr. Gill continued, "We continue to put an emphasis on our focus towards improving the care we provide and achieving industry-leading quality metrics and believe it is the best possible route to long-term success. I am extremely thankful for our dedicated team members leading the focus towards high quality results, which leads to the solid operational and financial results.”

First Quarter 2018 Results
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended March 31,
	2018	2017
Skilled nursing occupancy	79.9%	80.1%
As a percent of total census:
Medicare census	11.6%	11.7%
Medicaid census	67.9%	68.7%
Managed Care census	4.5%	4.0%
As a percent of total revenues:
Medicare revenues	26.4%	26.9%
Medicaid revenues	50.7%	51.5%
Managed Care revenues	8.4%	7.6%
Average rate per day:
Medicare	$455.72	$451.26
Medicaid	$176.78	$173.75
Managed Care	$391.96	$381.54

Patient Revenues
Patient revenues were $141.3 million and $141.5 million for the three months ended March 31, 2018 and 2017, respectively, a decrease of $(0.2) million. The following summarizes the revenue fluctuations attributable to our portfolio growth (in thousands):

	Three Months Ended March 31,
	2018		2017
	As reported	As adjusted to Legacy GAAP	As reported	Change
Same-store revenue	$138,938	$142,145	$141,500	$645
2017 acquisition revenue	2,347	2,347	—	2,347
Total revenue	$141,285	$144,492	$141,500	$2,992
The difference between patient revenues for the first quarter of 2018 is due to the implementation of ASC 606. Refer to Note 4 "Revenue Recognition" to the interim consolidated financial statements.
The overall increase in revenues as adjusted to legacy GAAP of $3.0 million is primarily attributable to revenue contributions from the acquisition of the Park Place operations during the first quarter of 2018 of $2.3 million.
On a same-store center basis, the average Medicare and Medicaid rate per patient day for the first quarter of 2018 increased compared to the first quarter of 2017, resulting in increases in revenue of $0.3 million and $1.1 million, respectively, or 0.9% and 1.5%, respectively. Our same-store Medicare, Medicaid and Private average daily census for the first quarter of 2018 decreased $0.5 million, $0.8 million and $0.4 million, or 1.7%, 1.1% and 3.4%, respectively. Conversely our Managed Care average daily census for the first quarter of 2018 increased $0.9 million or 9.9%.

Operating Expense
Operating expense increased in the first quarter of 2018 to $112.3 million as compared to $110.7 million in the first quarter of 2017. Operating expense increased as a percentage of revenue at 79.5% for the first quarter of 2018 as compared to 78.2% for the first quarter of 2017. The following table summarizes the expense increases attributable to our portfolio growth (in thousands):

	Three Months Ended March 31,
	2018		2017
	As reported	As adjusted to Legacy GAAP	As reported	Change
Same-store operating expense	$110,709	$114,172	$110,667	$3,505
2017 acquisition expense	1,569	1,569	—	1,569
Total expense	$112,278	$115,741	$110,667	$5,074
The overall increase in operating expense of $5.1 million is partially attributable to the acquisition of the Park Place operations during the first quarter of 2018 of $1.6 million.
On a same-store center basis, operating expenses slightly increased by $3.5 million, which is attributable to unfavorable variances in provider taxes and salaries and related taxes of $2.3 million and $2.1 million, respectively, in first quarter of 2018 compared to the first quarter of 2017. The change in provider taxes is due to the $2.2 million refund from the state of Kentucky during the first quarter of 2017. Conversely our same-store health insurance costs decreased by $0.9 million in first quarter of 2018 compared to the first quarter of 2017.
One of the largest components of operating expenses is wages, which increased to $67.1 million during the first quarter of 2018 as compared to $65.0 million in the first quarter of 2017, which, consistent with above, is due primarily to acquisition activity.
Lease expense in the first quarter of 2018 remained consisted with the first quarter of 2017 at $13.7 million.
Professional liability expense was $2.8 million and $2.7 million in the first quarters of 2018 and 2017, respectively. Our cash expenditures for professional liability costs of continuing operations were $1.1 million and $2.1 million for the first quarters of 2018 and 2017, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies and on the costs incurred in defending and settling existing claims. See “Liquidity and Capital Resources” for further discussion of the accrual for professional liability.
General and administrative expense was $8.1 million in the first quarter of 2018 as compared to $9.0 million in the first quarter of 2017. General and administrative expense decreased as a percentage of revenue from 6.3% in 2017 to 5.8% in 2018. The decrease in general and administrative expense is attributable to a decrease in corporate wages and payroll taxes by $0.9 million. The acquisition of 22 centers in the fourth quarter of 2016 resulted in an increase in salary expenses during the first quarter of 2017.
Depreciation and amortization expense was approximately $2.9 million in the first quarter of 2018 as compared to $2.5 million in 2017. The increase in depreciation expense relates to the fixed asset acquisition of a center located in Selma, Alabama during the third quarter of 2017.
Interest expense was $1.7 million in the first quarter of 2018 and $1.5 million in the first quarter of 2017, an increase of $0.2 million. The increase was primarily attributable to the amendment of the term loan facility that occurred in June 2017.
As a result of the above, continuing operations reported a loss of $0.1 million before income taxes for the first quarter of 2018 as compared to income of $2.2 million for the first quarter of 2017. The benefit for income taxes was $0.1 million for the first quarter of 2018, and the provision for income taxes was $0.9 million for the first quarter of 2017. Both basic and diluted loss per common share from continuing operations were $0.01 for the first quarter of 2018 as compared to basic and diluted income per common share from continuing operations of $0.22 and $0.21, respectively, in the first quarter of 2017.
Receivables
Our net receivables balance decreased $2.7 million to $62.2 million as of March 31, 2018, from $64.9 million as of December 31, 2017.

Conference Call Information
A conference call has been scheduled for Thursday, May 3, 2018 at 4:00 P.M. Central time (5:00 P.M. Eastern time) to discuss first quarter 2018 results. The conference call information is as follows:

Date:	Thursday, May 3, 2018
Time:	4:00 P.M. Central, 5:00 P.M. Eastern
Webcast Links:	www.DVCR.com
Dial in numbers:	877.340.2552 (domestic) or 253.237.1159 (International) Conference ID: 8729479 The Operator will connect you to Diversicare’s Conference Call

A replay of the conference call will be accessible two hours after its completion through May 10, 2018, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering Conference ID 8729479.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully integrate the operations of our new nursing centers in Alabama and Mississippi, as well as successfully operate all of our centers, our ability to increase census at our renovated centers, changes in governmental reimbursement, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, our ability to renew or extend our leases at or prior to the end of the existing lease terms, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including HIPAA and laws governing reimbursement from government payors, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our centers, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as others. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Diversicare Healthcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Diversicare provides long-term care services to patients in 76 nursing centers and 8,456 skilled nursings beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.
-Financial Tables to Follow-

DIVERSICARE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$6,418	$3,524
Receivables, net	62,212	64,929
Current assets of discontinued operations	20	45
Other current assets	5,368	4,160
Total current assets	74,018	72,658

Property and equipment, net	55,206	69,204
Deferred income taxes	15,020	15,154
Acquired leasehold interest, net	6,595	6,691
Assets held for sale, net	13,228	—
Other assets, net	3,781	3,862
TOTAL ASSETS	$167,848	$167,569

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$12,913	$13,065
Trade accounts payable	13,775	14,080
Current liabilities of discontinued operations	462	461
Accrued expenses:
Payroll and employee benefits	18,890	20,013
Current portion of self-insurance reserves	9,134	8,792
Other current liabilities	8,859	7,856
Total current liabilities	64,033	64,267
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion and deferred financing costs, net	75,669	74,603
Self-insurance reserves, less current portion	13,891	13,458
Other noncurrent liabilities	7,880	8,779
Total noncurrent liabilities	97,440	96,840

SHAREHOLDERS’ EQUITY	6,375	6,462

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$167,848	$167,569

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2018	2017
PATIENT REVENUES, net	$141,285	$141,500
Operating expense	112,278	110,667
Facility-level operating income	29,007	30,833

EXPENSES:
Lease and rent expense	13,713	13,743
Professional liability	2,775	2,670
General and administrative	8,139	8,973
Depreciation and amortization	2,881	2,487
Total expenses less operating	27,508	27,873
OPERATING INCOME	1,499	2,960
OTHER INCOME (EXPENSE):
Gain on sale of investment in unconsolidated affiliate	—	733
Interest expense, net	(1,669)	(1,483)
Other income	51	—
Total other expense	(1,618)	(750)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(119)	2,210
BENEFIT (PROVISION) FOR INCOME TAXES	38	(862)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(81)	1,348
INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
OPERATING LOSS	(22)	(15)
NET INCOME (LOSS)	$(103)	$1,333

NET INCOME (LOSS) PER COMMON SHARE:
Per common share – basic
Continuing operations	$(0.01)	$0.22
Discontinued operations	—	—
	$(0.01)	$0.22

Per common share – diluted	$(0.01)	$0.21
Continuing operations	—	—
Discontinued operations	$(0.01)	$0.21

DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.055	$0.055
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,314	6,233
Diluted	6,314	6,440

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)

	For Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$(103)	$(5,933)	$(580)	$353	$1,333
Loss from discontinued operations, net of tax	22	(14)	(1)	28	15
Income tax provision (benefit)	(38)	6,092	(345)	134	862
Interest expense	1,669	1,677	1,668	1,541	1,483
Depreciation and amortization	2,881	2,807	2,988	2,620	2,487
EBITDA	4,431	4,629	3,730	4,676	6,180

EBITDA adjustments:
Acquisition & disposition related costs (a)	46	2	72	133	85
Hurricane costs (b)	—	—	232	—	—
Lease termination receipts (c)	—	—	(180)	—	—
Gain on sale of unconsolidated affiliate (d)	—	—	—	—	(733)
Gain on bargain purchase (e)	$—	(925)	$—	$—	$—
Adjusted EBITDA	$4,477	$3,706	$3,854	$4,809	$5,532

(a)	Represents non-recurring costs associated with acquisition and disposition-related transactions.
(b)	Represents non-recurring hurricane costs related to Hurricanes Harvey and Irma during the third quarter 2017.
(c)	Represents non-recurring lease termination receipts, net of expenses, related to the termination of the Carthage, Mississippi operating lease in September 2017.
(d)	Represents non-recurring gain on the sale of an unconsolidated affiliate in November 2016.
(e)	Represents non-recurring gain on bargain purchase related to the Selma acquisition in July 2017.

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(In thousands, except per share data)

	For Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$(103)	$(5,933)	$(580)	$353	$1,333
Adjustments:
Acquisition and disposition related costs (a)	46	2	72	133	85
Hurricane costs (b)	—	—	232	—	—
Gain on sale of unconsolidated affiliate (c)	—	—	—	—	(733)
Gain on bargain purchase (d)	—	(925)	—	—	—
Lease termination receipts (e)	—	—	(180)	—	—
Tax impact of above adjustments (f)	(15)	600	(43)	(53)	(283)
Discontinued operations, net of tax	22	(14)	(1)	28	15
Adjusted net income (loss)	$(50)	$(6,270)	$(500)	$461	$417

Adjusted net income (loss) per common share
Basic	$(0.01)	$(1.00)	$(0.08)	$0.07	$0.07
Diluted	$(0.01)	$(1.00)	$(0.08)	$0.07	$0.06

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,314	6,295	6,294	6,294	6,233
Diluted	6,314	6,295	6,294	6,472	6,440

(a)	Represents non-recurring costs associated with acquisition and disposition-related transactions.
(b)	Represents non-recurring hurricane costs related to Hurricanes Harvey and Irma during the third quarter 2017.
(c)	Represents non-recurring gain on the sale of an unconsolidated affiliate in November 2016.
(d)	Represents non-recurring gain on bargain purchase related to the Selma acquisition in July 2017.
(e)	Represents non-recurring lease termination receipts, net of expenses, related to the termination of the Carthage, Mississippi operating lease in September 2017.
(f)	Represents tax provision for the cumulative adjustments for each period.

DIVERSICARE HEALTHCARE SERVICES, INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2018	2017
NET INCOME (LOSS)	$(103)	$1,333
Discontinued operations	(22)	(15)
Net income (loss) from continuing operations	(81)	1,348
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations:
Depreciation and amortization	2,881	2,487
Provision for doubtful accounts	—	1,970
Deferred income tax benefit	—	354
Provision for self-insured professional liability, net of cash payments	956	(83)
Stock based compensation	284	241
Gain on sale of unconsolidated affiliate	—	(733)
Provision for leases in excess of cash payments	(453)	(91)
Deferred bonus	—	500
Other	140	123
FUNDS PROVIDED BY OPERATIONS	$3,727	$6,116

FUNDS PROVIDED BY OPERATIONS PER COMMON SHARE:
Basic	$0.59	$0.98
Diluted	$0.59	$0.95
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	6,314	6,233
Diluted	6,314	6,440
We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations which are “non-GAAP financial measures” using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We define EBITDA as net income (loss) adjusted for loss (income) from discontinued operations, interest expense, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for acquisition and disposition related costs, hurricane costs, lease termination receipts, gain on sale of unconsolidated center, and gain on bargain purchase. We define Adjusted Net income (loss) as Net income (loss) adjusted for acquisition and disposition related costs, hurricane costs, lease termination receipts, gain on sale of unconsolidated center, gain on bargain purchase, tax impact related to those adjustments, and discontinued operations, net of tax. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges.
Our measurements of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. Management believes that Adjusted EBITDA and Adjusted Net income (loss) are important performance measurements because they eliminate certain nonrecurring start-up losses and separation costs. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

DIVERSICARE HEALTHCARE SERVICES, INC. SELECTED OPERATING STATISTICS (Unaudited)
Three Months Ended March 31, 2018
	As of March 31, 2018			Occupancy (Note 2)
Region (Note 1)	Licensed Nursing Beds Note (4)	Available Nursing Beds Note (4)	Skilled Nursing Weighted Average Daily Census	Licensed Nursing Beds	Available Nursing Beds	Medicare Utilization	2018 Q1 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
Alabama	2,464	2,367	2,105	85.4%	88.9%	11.2%	$44.5	$438.26	$186.15
Kansas	464	462	400	86.3%	86.6%	12.3%	7.8	445.41	169.62
Kentucky	1,285	1,291	1,125	87.6%	87.1%	13.3%	26.3	476.02	186.70
Mississippi	1,039	978	890	85.7%	91.0%	14.1%	19.1	429.13	188.04
Missouri	339	335	231	68.1%	68.9%	11.5%	4.1	463.04	135.25
Ohio	403	392	349	86.7%	89.1%	13.1%	8.9	494.80	185.82
Tennessee	617	546	441	71.4%	80.7%	13.3%	9.2	444.31	183.12
Texas	1,845	1,613	1,215	65.8%	75.3%	7.6%	21.4	494.64	148.58
Total	8,456	7,984	6,756	79.9%	84.6%	11.6%	$141.3	$455.72	$176.78

Note 1:	The Alabama region includes nursing centers in Alabama and Florida. The Kentucky region includes one nursing center in Indiana.
Note 2:
The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds, and excludes a limited number of assisted living, independent living, and personal care beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues, but do not include any ancillary revenues related to these patients.
Note 4:	The Licensed and Available Nursing Bed counts above include only licensed and available SNF beds.

###